                      CURRENT REPORT FOR ISSUERS SUBJECT TO THE
                           1934 ACT REPORTING REQUIREMENTS


                                       FORM 8-K

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                    CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                     JULY 1, 1997
                                   (Date of Report)

                          FIRST CHOICE HEALTH NETWORK, INC.
             (Name of Small Business Issuer as Specified in its Charter)

                             Commission File No. 0-23998


             WASHINGTON                                      91-1272766
    (State or Other Jurisdiction                          (I.R.S. employer
         of Incorporation)                              identification number)

                             601 UNION STREET,  SUITE 700
                              SEATTLE, WASHINGTON  98101
                       (Address of Principal Executive Offices,
                                 Including Zip Code)

       Registrant's Telephone Number, Including Area Code:    (206)  667-8050

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Item 2.  Acquisition of Assets

On July 1, 1997, First Choice Health Network, Inc. (FC Network), First Choice Health Plan, Inc. (FC Plan), Health First Partners, Inc. (Health First) and Health Washington, L.L.C. (Health WA) entered into a merger and asset purchase agreement. The agreement between the four companies consisted of three transactions as described in the paragraphs below.

First, FC Plan purchased substantially all of the assets of Health WA in exchange for 36,428 shares of FC Plan Stock. These shares were issued to the former shareholders of Health WA. The assets of Health WA consisted primarily of Health WA's rights to various provider and group contracts in addition to other intangible property including trademarks. The estimated fair value of Health WA at the time of the merger was estimated to be $5.1 million. These shares represent approximately 13.4% ownership stake in FC Plan.

Secondly, Health First merged with and into FC Plan with Health First ceasing operations and FC Plan as the surviving corporation. FC Plan issued 33,572 shares of stock to the former shareholders of Health First for the net assets of Health First as well as the rights to various provider and group contracts. The net assets purchased included those assets and liabilities that existed as of July 1, 1997 which had a book value of approximately $2.7 million. The total estimated fair value of Health First at the time of the merger was estimated to be $4.7 million. These shares represent approximately 12.2% ownership stake in FC Plan.

Third, FC Network, formerly the sole shareholder of FC Plan, became obligated to contribute cash to FC Plan in exchange for 55,436 shares of FC Plan stock. This is facilitated by a Contribution Agreement that states that FC Network shall contribute a certain percentage of revenues over the next ten years in
exchange for those shares.   FC Network's ownership in the subsidiary, FC
Plan, is now approximately 74.4%.

The fair market values of Health WA and Health First were determined by an independent actuarial firm.

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                                  SIGNATURES


In accordance with the requirements of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                       FIRST CHOICE HEALTH NETWORK, INC.

Date:  September 10, 1997







                         By: /s/ David Peel
                            ----------------------------------
                             David Peel
                             Vice President of Finance
                             (Principal Financial and Accounting Officer
                             and Duly Authorized Officer)